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FORM 4                                                   OMB APPROVAL
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                                                  OMB NUMBER         3235-0287
                                                  EXPIRES:    FEBRUARY 1, 1997
                                                  ESTIMATED AVERAGE BURDEN
                                                  HOURS PER RESPONSE   ....0.5
                                                  ----------------------------


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no
    Longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1934
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
von Husen          Fred                           Kellstrom Industries, Inc. (KELL)               Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
c/o Kellstrom Industries, Inc.                    Number of Reporting        Month/Year          X  Officer (give    Other (Specify
1100 International Parkway                        Person (Voluntary)         February 1999      ----        title ---       below)
---------------------------------------------                             ------------------                below)
                 (Street)                                                 5. If Amendment,     Executive Vice President
Sunrise,          FL               33323                                     Date of Original --------------------------------------
---------------------------------------------                                (Month/Year)
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/     ---------------------------------------                          Indirect       Owner-
                                   Year)    Code    V       Amount   (A) or   Price                          (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                      2/17/99     P              500 sh    A      $17.94 sh      1,500 sh           D           N/A
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         Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Over)
                                       (Print or Type Response's) SEC 1474 (8-92)

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

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



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount     8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying           of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities              Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)        ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                             Secur-
                             ative        Year)                  of (D)           Year)                                   ity
                             Security                            (Instr. 3,                                               (Instr. 5)
                                                                 4, and 5)     ----------------------------------------
                                                                               Date    Expira-               Amount or
                                                  ---------------------------- Exer-   tion       Title      Number of
                                                    Code  V     (A)     (D)    cisable Date                  Shares
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Employee Stock Options    $10.125/sh.      --       --   --     --      --      (1)  10/08/08  Common Stock   25,000         --
(Right to buy)
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Employee Stock Options    $10.125/sh       --       --   --     --      --      (2) 10/08/08    Common Stock  30,000         --
(Right to buy)
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Employee Stock Options    $ 8.38/sh        --       --   --     --      --      (3) 01/02/07    Common Stock  50,000         --
(Right to buy)
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Employee Stock Options    $ 7.75/sh        --       --   --     --      --      (4) 01/15/07    Common Stock  30,000         --
(Right to buy)
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Employee Stock Options         25,000                      D                          N/A
Right to buy)
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Employee Stock Options         30,000                      D                          N/A
(Right to buy)
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Employee Stock Options         50,000                      D                          N/A
(Right to buy)
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Employee Stock Options         30,000                      D                          N/A
(Right to buy)
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Explanation of Responses:
(1)  THESE EMPLOYEE STOCK OPTIONS VEST IN THREE EQUAL INSTALLMENTS ON 4/27/99,
10/27/00 AND 04/27/02.
(2)  THESE EMPLOYEE STOCK OPTIONS VEST IN TWO EQUAL INSTALLMENTS ON 6/19/01 AND
12/19/02.
(3)  THESE EMPLOYEE STOCK OPTIONS WERE ACQUIRED ON 01/02/97 AND VEST IN THREE
EQUAL INSTALLMENTS ON  01/02/98, 01/02/99 AND 01/02/00.
(4)  THESE EMPLOYEE STOCK OPTIONS WERE ACQUIRED ON 10/25/96 AND VEST IN THREE
EQUAL INSTALLMENTS ON 01/15/98, AND 01/15/99 AND 01/15/00.

**Intentional misstatements or omissions of facts constitute Federal              /s/Fred von Husen                 March 10,1999
  Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  -----------------------           -------------
                                                                                  **Signature of Reporting Person   Date
                                                                                     Fred Von Husen

Note: File three copies of this Form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, see Instruction 5 for procedure.

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